UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024

Hasbro, Inc.
(Exact name of registrant as specified in its charter)

Rhode Island	1-6682		05-0155090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1027 Newport Avenue	Pawtucket,	Rhode Island	02861
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	HAS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2024, the Board of Directors (the “Board”) of Hasbro, Inc. (the “Company”) increased the size of the Board from eleven (11) to fourteen (14) and, based on the recommendation of the Nominating, Governance and Social Responsibility Committee of the Board, appointed Frank Gibeau, Darin Harris and Owen Mahoney to fill the vacancies on the Board created by such increase, effective as of March 21, 2024. On March 25, 2024, the Company also announced that Tracy Leinbach, Linda Zecher Higgins and Michael Burns will retire from the Board and not stand for election at the upcoming annual meeting of shareholders. At the annual meeting of shareholders the Board size will be set at eleven (11) directors.
Mr. Gibeau is the President of Zynga, a wholly-owned development and publishing label of Take-Two Interactive Software, Inc. He joined Zynga as CEO in March 2016 and is a mobile, PC, and console gaming industry expert with 30 years of experience in interactive entertainment. As Zynga’s CEO, Gibeau led the company’s turnaround and transition to rapid growth, in large part, due to optimizing live services and fortifying the company’s portfolio of popular franchises, including Toon Blast, Empires and Puzzles, CSR Racing, Words With Friends, and Zynga Poker. Prior to joining Zynga in 2016, Mr. Gibeau spent more than two decades at Electronic Arts where he held several influential business and product leadership roles. Most recently, he served as the Executive Vice President of EA Mobile, where he led strategy, product development, and publishing for the company’s mobile games business.
Mr. Harris has served as Chief Executive Officer of Jack in the Box Inc. since June 2020. He was previously chief executive officer of North America for flexible working company, IWG PLC, Regus, North America, from April 2018 to May 2020. Prior to that, from August 2013 to January 2018, Mr. Harris served as Chief Executive Officer of CiCi’s Enterprises LP. Mr. Harris also previously served as Chief Operating Officer for Primrose Schools from October 2008 to July 2013. He previously held franchise leadership roles as Senior Vice President at Arby’s Restaurant Group, Inc, from June 2005 to October 2008 and Vice President, Franchise and Corporate Development at Captain D’s Seafood, Inc., from May 2000 to January 2004. He was also a prior franchise operator of multiple Papa John’s Pizza and Qdoba Mexican Grill restaurants from November 2002 to June 2005.
Mr. Mahoney has served as President and Chief Executive Officer of Nexon Co. Ltd. from March 2014 until his retirement expected at the end of March 2024. He joined Nexon in 2010 and served as Chief Financial Officer and Chief Administrative Officer until 2014, responsible for managing the Company’s finances, global operations, investments and strategic alliances. Previously, Mr. Mahoney was Senior Vice President of Corporate Development at Electronic Arts from 2000 to 2009, where he was responsible for worldwide mergers and acquisitions and business development, and led all acquisitions and equity investments. Prior to that, Mr. Mahoney held executive positions at online and software companies in the U.S. and Asia, including PointCast, Claris Japan and Radius.
Mr. Gibeau will serve as a member of the Finance and Capital Allocation Committee and the Cybersecurity and Data Privacy Committees of the Board, Mr. Harris will serve on the Audit Committee and the Nominating, Governance and Social Responsibility Committees of the Board, and Mr. Mahoney will serve as a member of the Audit Committee and the Finance and Capital Allocation Committee of the Board.
There are no arrangements or understandings between Mr. Gibeau, Mr. Harris or Mr. Mahoney and any other persons pursuant to which they were selected as a director. Pursuant to the Company’s compensation program for non-employee directors, each of Mr. Gibeau, Mr. Harris and Mr. Mahoney will be entitled to receive (i) the Company’s annual stock grant issued to non-employee directors and (ii) the Company’s annual cash retainers paid to non-employee directors for their service on the Board and its committees, in each case, prorated for the year of appointment.
In addition, each of Mr. Gibeau, Mr. Harris and Mr. Mahoney will become party with the Company to the Company’s form of Director Indemnification Agreement, which has been filed as Exhibit 10(jj) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

A copy of the press release announcing the appointment of each of Mr. Gibeau, Mr. Harris and Mr. Mahoney to the Board, and the retirement of Mr. Burns, Ms. Leinbach and Ms. Zecher Higgins from the Board is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated March 25, 2024

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Tarrant Sibley
	Name:	Tarrant Sibley
	Title:	Executive Vice President and Chief Legal Officer
Date: March 25, 2024